Exhibit 99.1

CHAMPION PARTS REPORTS HIGHER FIRST QUARTER PROFITS

Effective Cost Controls and Positive Plant Restructuring Results

Contribute to Continuing Profitability Despite Lower Sales

HOPE, Ark., May 14, 2003-- Champion Parts, Inc. (OTC/BB:CREB) today reported net income for the first quarter ended March 30, 2003 of $284,000, or $0.08 per share, compared to a net loss of $263,000, or $0.07 per share for the same period in 2002.  Net sales were $6,196,000, against $6,840,000 for the comparable period in 2002.

“We are pleased with the positive net earnings achieved in the first quarter,” said Jerry A. Bragiel, president and chief executive officer, “despite lower sales reflecting a declining demand for carburetors, along with a soft demand in our traditional markets of heavy duty, agricultural and domestic automotive product lines.

“We are, however, excited with the significant increases in net sales and profitability stemming from our expanding air conditioning compressor and marine product lines.  We expect these sales to expand even further as we enter the warmer months of the second and third quarters,” Bragiel added.

The chief executive also noted that the company was benefiting from overall cost efficiencies and the effects from its recently successfully completed plant restructuring program.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of plant consolidation and product marketing and those statements relating to market expansion.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

Exhibit 99.1

CHAMPION PARTS, INC.

Consolidated Results

(Unaudited)

First Quarter Ended

	March 30, 2003	March 31, 2002

Net Sales	$6,196,000	$6,840,000
Costs and Expenses:
Cost of products sold	5,159,000	6,011,000
Selling, distribution & administrative	647,000	642,000
Relocation and restructuring costs	-0-	334,000
Total costs and expenses	5,806,000	6,987,000
Operating income/(loss)	390,000	(147,000)
Non-operating (income)/expense:
Interest expense	121,000	134,000
Other non-operating (income)	(15,000)	(20,000)
Total non-operating (income)/expense	106,000	114,000
Net income/(loss) before income taxes	284,000	(261,000)
Income taxes	--	2,000
Net income/(loss)	$ 284,000	$ (263,000)

Weighted Average Common Shares Outstanding at March 30, 2003:
Basic	3,655,266	3,655,266
Diluted	3,655,266	3,655,266
Earnings Per Common Share - Basic:
Net income/(loss) per common share – basic	$ 0.08	$ (0.07)
Earnings Per Common Share - Diluted:
Net income/(loss) per common share – diluted	$ 0.08	$ (0.07)

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